Exhibit 10.33

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is entered into as of October 28,2008 (the “Effective Date”), by and between Gary C. Restani (the “Executive”) and Hansen Medical, Inc. (the “Corporation”).

RECITALS

WHEREAS, on November 4, 2006, Executive and the Corporation entered into a Vesting Acceleration and Severance Agreement (the “Prior Agreement”) which provides for certain benefits upon the occurrence of an involuntary termination of Executive’s employment without cause or a resignation for good reason or upon the occurrence of certain events which adversely affect the nature of Executive’s employment following an acquisition of the Corporation (the “Retention Benefit Provisions”); and

WHEREAS, the parties wish to modify the Retention Benefit Provisions, including, without limitation, to reflect recent changes affecting the taxation of deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the parties hereby agree as follows:

1. Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms shall have the meanings set forth herein:

(a) “Board” shall mean the Board of Directors of the Corporation.

(b) “Cause” shall mean any of the following: (i) an intentional unauthorized use or disclosure of the Corporation’s confidential information or trade secrets, which use or disclosure causes material harm to the Corporation, (ii) a material breach of any agreement between Executive and the Corporation, (iii) a material failure to comply with the Corporation’s written policies or rules, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (v) gross negligence or willful misconduct or (vi) a continued failure to perform assigned duties after receiving written notification of such failure from the Board. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination and copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of those members of the Board who are not then employees of the Corporation at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of the conduct set forth in the first sentence of this Section I(b) and specifying the particulars thereof in detail.

(c) “Change in Control” means the occurrence of any of the following events:

(i) a transaction or series of transactions (other than an offering of the Corporation’s Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons”, as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Corporation, any of its subsidiaries, an employee benefit plan maintained by the Corporation or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Corporation possessing more than 50% of the total combined voting power of the Corporation’s securities outstanding immediately after such acquisition; or

(ii) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Corporation to effect a transaction described in Section 1(c)(i) or Section 1(c)(iii)) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) The consummation by the Corporation (whether directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Corporation’s assets in any single transaction or series of related transactions, in each case, other than a transaction:

(A) Which results in the Corporation’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Corporation or the person that, as a result of the transaction, controls, directly or indirectly, the Corporation or owns, directly or indirectly, all or substantially all of the Corporation’s assets or otherwise succeeds to the business of the Corporation (the Corporation or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(c)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Corporation prior to the consummation of the transaction.

(d) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e) “COBRA Coverage” shall mean the coverage under the Corporation’s medical, dental and/or vision benefit plans that Executive and/or Executive’s eligible dependents participates following a termination of employment pursuant to COBRA.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Covered Termination” shall mean (i) an Involuntary Termination Without Cause or (ii) a voluntary termination of employment by Executive for Good Reason, provided that in either case, the termination constitutes a Separation from Service.

(h) “Date of Termination” shall mean (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full time performance of Executive’s duties during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any reason other than death or Disability, the date specified in the Notice of Termination.

(i) “Disability” shall mean Executive’s absence from the full-time performance of Executive’s duties with the Corporation for six (6) consecutive months by reason of Executive’s physical or mental illness.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Good Reason” shall mean Executive’s resignation due to any of the following events which occurs without Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material diminution of Executive’s compensation, including but not limited to, base salary, (ii) a material diminution of Executive’s authority, duties or responsibilities, or (iii) a material change in the geographic location at which Executive must perform services for the Corporation (each of (i), (ii) and (iii), a “Good Reason Condition”). In order for Executive to resign for Good Reason, Executive must provide written notice to the Corporation of the existence of the Good Reason Condition within 90 days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Corporation will be provided with a period of 30 days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the Notice of Termination. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, Executive may resign based on the Good Reason Condition specified in the Notice of Termination effective no later than 180 days following the initial existence of such Good Reason Condition.

(l) “Involuntary Termination Without Cause” shall mean termination of Executive’s employment by the Corporation other than for Cause. The termination of Executive’s employment as a result of Executive’s death or inability to perform the essential functions of his job due to Disability will not be deemed to be an Involuntary Termination Without Cause.

(m) “Notice of Termination” shall mean a notice from Executive or the Corporation to the other party regarding the intent to terminate Executive’s employment. To the extent applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(n) “Release” shall mean a release by Executive of all claims arising out of Executive’s employment with the Corporation or the termination thereof, in a form reasonably acceptable to the Corporation.

(o) “Separation from Service” means Executive’s termination of employment or service which constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

2. Notice.

(a) Notice of Termination. Any termination of Executive’s employment by the Corporation or by Executive (other than termination due to Executive’s death, which shall terminate Executive’s employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 2(b) and shall set forth the Date of termination, which shall not be earlier than the date on which the Notice of Termination is provided.

(b) Manner of Notice. For purposes of this Agreement, a Notice of Termination, as well as other notices and communications provided for in this Agreement, shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Corporation at its principal office or to Executive at the address in the Corporation’s payroll records, provided that all notices to the Corporation shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

3. Compensation upon Certain Terminations.

(a) Termination for Any Reason. Upon Executive’s termination of employment with the Corporation for any reason, Executive shall be paid all amounts earned or accrued but unpaid as of the Executive’s termination of employment, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the date of termination, (iii) pay for unused vacation time, (iv) any bonuses and incentive compensation earned through the date of termination, and (v) reimbursement for any unused amounts deposited in the Company’s ESPP.

(b) Termination Prior to a Change in Control or More Than Twelve Months After a Change in Control. If Executive’s employment with the Corporation is terminated due to an Involuntary Termination Without Cause which occurs prior to a Change in Control or more than twelve (12) months following a Change in Control, and Executive executes and does not revoke a Release as described in Section 3(d) below, then Executive shall be entitled to

(i) Severance Payment. Severance payments equal to twelve (12) months of Executive’s then-current annual base salary (commencing as of the Date of Termination), which payments shall be paid in accordance with the Corporation’s normal payroll procedures, except that any payments that would otherwise have been made before the first normal payroll payment date falling on or after the date on which the Release becomes irrevocable (the “First Payment Date”) shall be made on the First Payment Date; provided, however, that if Executive is re-employed at any time during the twelve (l2)-month period following the Date of Termination, then all further severance compensation payments to Executive will immediately cease.

(ii) Continued Benefits. For the period beginning on the Date of Termination and ending on the earlier of (A) the date which is twelve (12) full months following the Date of Termination or (B) the first day of Executive’s eligibility to participate in a comparable group health plan maintained by a subsequent employer (the “Non-CIC Coverage Period”), the Corporation shall pay COBRA Coverage for Executive and Executive’s dependents. In addition, in lieu of providing Executive with continued life insurance and disability benefits during the Coverage Period, the Corporation shall pay to the Executive a onetime lump sum on the First Payment Date equal to (A) twelve (12 months), times (B) $123.75.

(c) Covered Termination Within Twelve Months After a Change in Control. If Executive’s employment with the Corporation is terminated due to a Covered Termination which occurs within twelve (12) months following a Change in Control, and Executive executes and does not revoke a Release as described in Section 3(d) below, then Executive shall be entitled to the following severance benefits:

(i) Acceleration of Option Awards. Executive shall immediately become vested with respect to one hundred percent (100%) of the unvested portion of any options to purchase the Corporation’s capital stock that Executive then holds and the restrictions with respect to one hundred percent (100%) of the restricted shares or other equity awards with regard to the Corporation’s capital stock that Executive then holds shall immediately lapse.

(ii) Severance Payment. Executive shall be entitled to a lump-sum severance payment equal to twelve (12) months’ worth of the then-current annual base salary compensation (measured as of the Date of Termination), which shall be paid on the First Payment Date.

(iii) Continued Benefits. For the period beginning on the Date of Termination and extending through the earlier of either (A) twelve (12) months from the Date of Termination, or (B) the first day of Executive’s eligibility to participate in a comparable group health plan maintained by a subsequent employer (the “Coverage Period”), the Corporation shall pay COBRA Coverage for Executive and Executive’s dependents. In addition, in lieu of providing Executive with continued life insurance and disability benefits during the Coverage Period, the Corporation shall pay to the Executive a one-time lump sum on the First Payment Date equal to (A) twelve (12 months), times (B) $123.75.

(d) Release. As a condition to Executive’s receipt of any benefits described in this Section 3 (other than in Section 3(a)), Executive shall be required to execute a Release within fifty (50) days following the Date of Termination and not revoke such Release within any period permitted under applicable law. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution but shall exclude any continuing obligations the Corporation may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment.

4. Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Corporation at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4 shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section I A09A-2(b)(2)(iii)), Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

5. Excise Tax Limitation.

(a) Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided by this Agreement, together with all other payments and the value of any benefits received or to be received by Executive (“Payments”), constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Unless Executive shall have given prior written notice specifying a different order to the Corporation to effectuate any reduction contemplated by the preceding sentence, the Corporation shall reduce or eliminate the Payments by first reducing or eliminating cash payments and then by reducing those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(b) Unless the Corporation and Executive otherwise agree in writing, an initial determination as to whether the Payments shall be reduced and the amount of such reduction shall be made, at the Corporation’s expense, by the accounting firm that is the Corporation’s independent accounting firm as of the date of the Change in Control (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Corporation and Executive within twenty (20) days of the Date of Termination if applicable, or such other time as requested by the Corporation or by Executive (provided Executive reasonably believes that Executive will receive Payments which may be subject to the Excise Tax), and if the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Corporation and Executive.

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Executive either will be greater (an “Excess Payment”) or less (an “Underpayment”) than the amounts provided for by the limitation contained in Section 5(a).

(i) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Corporation on demand (but not less than ten (10) days after written notice is received by Executive) together with interest on the Excess Payment at the “Applicable Federal Rate” (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment.

(ii) In the event that it is determined by (A) the Accounting Firm, the Corporation (which shall include the position taken by the Corporation, or together with its consolidated group, on its federal income tax return) or the IRS, (B) pursuant to a determination by a court, or (C) upon the resolution to Executive’s satisfaction of the Dispute that an Underpayment has occurred, the Corporation shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Executive until the date of payment.

6. Successors; Binding Agreement.

(a) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Corporation” as used herein shall mean the Corporation as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

7. Miscellaneous.

(a) Modification or Amendment. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing and signed by Executive and an authorized officer of the Corporation as may be specifically designated by the Board or a committee thereof.

(b) Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Corporation and is the complete, final and exclusive embodiment of their agreement with regard to this subject matter, and this Agreement shall supersede any prior or contemporaneous written or oral agreements regarding this subject matter, including, without limitation, the Retention Benefit Provisions set forth in the Prior Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(d) Non-Exclusivity of Rights. Notwithstanding Section 7(c), nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation (except for any severance or termination policies, plans, programs or practices) and for which Executive may qualify, nor shall anything herein limit or reduce such rights as Executive may have under any other agreements with the Corporation (except for any severance, termination or other agreement regarding the subject matter of this Agreement). Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Corporation shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

(e) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

(f) Statutory References. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

(g) Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(h) Section Headings. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

(i) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8. Arbitration. The parties hereby agree that any and all claims or controversies regarding this Agreement shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Palo Alto, California conducted before a single arbitrator by Judicial Arbitration and Mediation Services/Endispute (“JAMS”) or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both parties waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Corporation shall pay all of JAMS’ arbitration fees. Nothing in this Agreement shall prevent either party from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

9. Fees and Expenses. The Corporation shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Executive as they become due as a result of (a) Executive’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (b) Executive seeking to obtain or enforce any right or benefit provided by this Agreement (including, but not limited to, any such fees and expenses incurred in connection with the Dispute whether as a result of any applicable government taxing authority proceeding, audit or otherwise) or by any other plan or arrangement maintained by the Corporation under which Executive is or may be entitled to receive benefits, and (c) Executive’s hearing before the Board as contemplated in Section l(b) of this Agreement. To the extent that any reimbursements payable to Executive pursuant to this Section 9 are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the cost was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Section 9 will not be subject to liquidation or exchange for another benefit.

10. Settlement of Claims. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against Executive or others.

11. At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of the Corporation, (b) constitute any contract or agreement of employment, or(c) interfere in any way with the at-will nature of Executive’s employment with the Corporation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE

/s/ GARY C. RESTANI
Gary C Restani

HANSEN MEDICAL, INC.

/s/ FREDERIC H. MOLL
By: Frederic H. Moll
Chief Executive Officer